Exhibit 99.1
Kaiser Aluminum Corporation Reports
Second Quarter and First Half 2019 Financial Results

Second Quarter 2019 Highlights:

•	Net Sales $375 Million; Net Income $19 Million; Earnings per Diluted Share $1.18

•	Value Added Revenue $209 Million; Adjusted EBITDA $48 Million; Adjusted EBITDA Margin 22.7%

•	Adjusted Net Income $23 Million; Adjusted Earnings per Diluted Share $1.40

•	Excellent Execution of Planned Trentwood Outage ~$10 Million Impact

First Half 2019 Highlights:

•	Net Sales $771 Million; Net Income $47 Million; Earnings per Diluted Share $2.89

•	Value Added Revenue $428 Million; Adjusted EBITDA $104 Million; Adjusted EBITDA Margin 24.3%

•	Adjusted Net Income $53 Million; Adjusted Earnings per Diluted Share $3.24

•	Planned and Unplanned Trentwood Downtime ~$15 Million Impact

FOOTHILL RANCH, Calif., July 24, 2019 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced second quarter and first half 2019 results.

Second Quarter Management Summary

“Kaiser Aluminum generated solid second quarter 2019 results despite the impact of the Trentwood planned maintenance outage on our largest casting complex, the hot line and large plate stretcher. Excellent planning and execution by our Trentwood team resulted in a one-time EBITDA impact from maintenance costs, operating inefficiencies, and lost production and shipments of approximately $10 million, substantially lower than the previously anticipated $15 million impact,” said Jack A. Hockema, Chairman and Chief Executive Officer.

“Despite the production constraints, our aerospace shipments during the quarter continued to reflect a very strong order book. Similar to the first quarter 2019, general engineering shipments were constrained as we prioritized allocation of our heat treat plate capacity to meet aerospace customer commitments. Automotive shipments reflected the transition from programs reaching end-of-life to new program launches,” said Mr. Hockema.

Second Half and Full Year 2019 Outlook

“Although timing of the Boeing 737-MAX resolution is uncertain, our second half 2019 aerospace order book is strong with solid visibility well into 2020,” said Mr. Hockema. “We expect our new automotive programs will continue to gather momentum in the second half with increased year-over-year shipments, and, as we have noted previously, we remain very optimistic for strong automotive content growth in 2020-2021. Industrial demand also remains strong, but is moderating, and we anticipate normal seasonal demand weakness in the second half 2019.”

“Our outlook for the full year 2019 remains unchanged. Despite the drag on first half results from planned and unplanned downtime at Trentwood, we continue to anticipate EBITDA margin above 25% and a low to mid-single digit percent year-over-year increase in both shipments and value added revenue,” concluded Mr. Hockema.

Second Quarter 2019 Consolidated Results
(Unaudited)*
(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly			Six Months
	2Q19	1Q19	2Q18	1H19	1H18

Shipments (millions of lbs.)	156	163	169	318	335

Net sales	$375	$395	$415	$771	$803
Less hedged cost of alloyed metal[1]	(166)	(177)	(205)	(343)	(391)
Value added revenue	$209	$218	$210	$428	$413

Realized price per pound ($/lb.)
Net sales	$2.41	$2.43	$2.46	$2.42	$2.40
Less hedged cost of alloyed metal	(1.07)	(1.09)	(1.22)	(1.08)	(1.17)
Value added revenue	$1.34	$1.34	$1.24	$1.34	$1.23

As reported
Operating income	$32	$43	$35	$75	$72
Net income	$19	$28	$21	$47	$46
EPS, diluted[2]	$1.18	$1.71	$1.22	$2.89	$2.74

Adjusted[3]
Operating income	$35	$44	$44	$80	$81
EBITDA[4]	$48	$56	$55	$104	$103
EBITDA margin[5]	22.7%	25.7%	26.0%	24.3%	24.9%
Net income	$23	$30	$28	$53	$56
EPS, diluted[2]	$1.40	$1.85	$1.68	$3.24	$3.28

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] Diluted shares for EPS are calculated using the treasury stock method.
[3] Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Second Quarter 2019

Net sales for the second quarter 2019 were $375 million, compared to $415 million in the prior year period, reflecting an 8% decrease in shipments and a 2% decrease in average selling price. The decrease in average selling price reflected an approximately 8% increase in value added revenue per pound and a 12% decrease in underlying contained metal costs.

Value added revenue for the second quarter 2019 declined slightly to $209 million from $210 million in the prior year period, as improved pricing on non-contract sales largely offset an 8% decrease in shipments. Value added revenue for the Company’s aerospace/high strength applications increased 6% to $121 million and shipments increased 6% reflecting a strong aerospace order book for the Company's products. Value added revenue for general engineering applications increased 3% to $61 million on 13% decrease in shipments reflecting improved pricing and the impact of allocating heat-treat plate capacity to meet aerospace customer commitments. Value added revenue for automotive extrusions decreased 32% to $22 million, reflecting a 21% decrease in shipments due to end-of-life programs and a trend to lower value added mix.

Adjusted consolidated EBITDA of $48 million in the second quarter 2019 decreased $7 million compared to the prior year period reflecting the approximately $10 million impact related to the planned Trentwood outage. Improved pricing on non-contract sales was partially offset by lower automotive shipments and other cost inefficiencies. Adjusted EBITDA as a percentage of value added revenue decreased to 22.7% in the second quarter 2019 as compared to 26.0% in the prior year period.

Net income for the second quarter 2019 was $19 million, or $1.18 per diluted share, compared to net income and diluted earnings per share of $21 million and $1.22, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $23 million or $1.40 per diluted share, for the second quarter 2019, compared to adjusted net income of $28 million or $1.68 per diluted share, for the second quarter 2018.

First Half 2019

Net sales for the first half 2019 were $771 million compared to $803 million in the prior year period, reflecting a 5% decrease in shipments and a 1% increase in average selling price. The increase in average selling price reflected an approximately 9% increase in value added revenue per pound and an 8% decrease in underlying contained metal costs.

Value added revenue for the first half 2019 increased 4% to $428 million despite a 5% decrease in shipments, compared to $413 million in the prior year period. Higher value added revenue reflected improved pricing on non-contract sales, higher aerospace/high strength shipments and lower automotive and general engineering shipments.
Value added revenue for the Company’s aerospace/high strength applications increased 11% to $246 million and shipments increased 11% reflecting strength of the Company's aerospace order book. Value added revenue for general engineering applications increased 3% to $123 million on 14% lower shipments reflecting improved pricing and the impact of allocating heat-treat plate capacity to meet aerospace customer commitments. Value added revenue for automotive extrusions decreased 23% to $47 million, reflecting a 13% decrease in shipments due to end-of-life programs and a trend to lower value added mix.

Adjusted consolidated EBITDA of $104 million in the first half 2019 was comparable to the prior year period reflecting continued strength in demand for the Company's aerospace products and improved pricing on non-contract sales that more than offset the approximately $15 million negative impact related to the Trentwood planned and unplanned downtime and lower automotive shipments. Adjusted EBITDA as a percentage of value added revenue decreased to 24.3% in the first half 2019 as compared to 24.9% in the prior year period driven by the drag from planned and unplanned downtime at Trentwood.

Net income for the first half 2019 was $47 million, or $2.89 per diluted share, compared to net income and diluted earnings per share of $46 million and $2.74, respectively, for the prior year period. Excluding the impact of non-

run-rate items, adjusted net income was $53 million or $3.24 per diluted share, for the first half 2019, down from adjusted net income of $56 million or $3.28 per diluted share, for the first half 2018.

Cash Flow and Balance Sheet

In the first half 2019, adjusted EBITDA of $104 million funded working capital requirements and approximately $30 million of capital investments. In addition, the Company returned $49 million of cash to shareholders through dividends and share repurchases. As of June 30, 2019, total cash and cash equivalents and short-term investments were approximately $147 million and borrowing availability under the Company's Revolving Credit Facility was approximately $292 million. The Company's strong balance sheet and cash flow generation continues to support growth and capital deployment priorities while providing flexibility and sustainability through economic and industry cycles.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, July 25, 2019, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss second quarter and first half 2019 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (844) 889-7783, and accessed internationally at (661) 378-9764. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the continuation of strong long-term demand growth for the Company’s aerospace, automotive and general engineering applications and improvement in the Company’s manufacturing efficiencies; (b) the ability of the Company to identify and successfully execute strategic capital investments and continuous improvement projects to facilitate growth in the Company’s results including internal and external growth opportunities; (c) the Company’s ability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (d) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and to successfully launch new automotive programs; (e) growing demand for the Company's products driven by higher airframe build rates, larger airframes and the continued conversion to monolithic designs; (f) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company’s ability to flex production consistent with changing demand levels; (g) the impact of the Company’s future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company’s common stock and any decision by the Company’s board of directors in regard to either; (h) uncertainties related to the resolution on the Boeing 737-MAX; and (i) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2018. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)(1)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(In millions of dollars, except share and per share amounts)
Net sales	$375.3	$415.4	$770.5	$803.4
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	303.5	343.4	618.6	660.1
Depreciation and amortization	12.1	10.9	24.0	21.4
Selling, general, administrative, research and development	27.2	26.4	52.4	50.0
Other operating charges, net	0.1	—	0.1	0.1
Total costs and expenses	342.9	380.7	695.1	731.6
Operating income	32.4	34.7	75.4	71.8
Other (expense) income:
Interest expense	(5.8)	(5.7)	(11.5)	(11.3)
Other (expense) income, net	(0.1)	(0.5)	0.4	(0.4)
Income before income taxes	26.5	28.5	64.3	60.1
Income tax provision	(7.3)	(7.8)	(17.1)	(13.7)
Net income	$19.2	$20.7	$47.2	$46.4

Net income per common share:
Basic	$1.19	$1.24	$2.93	$2.78
Diluted[2]	$1.18	$1.22	$2.89	$2.74
Weighted-average number of common shares outstanding (in thousands):
Basic	16,063	16,685	16,085	16,696
Diluted[2]	16,240	16,905	16,298	16,962
1 Please refer to the Company's Form 10-Q for the quarter ended June 30, 2019 for detail regarding the items in the table.
2 Diluted shares for EPS are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)

	June 30, 2019	December 31, 2018
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$122.4	$125.6
Short-term investments	24.4	36.7
Receivables:
Trade receivables, net	178.1	179.8
Other	25.1	25.6
Contract assets	46.9	54.9
Inventories	231.1	215.1
Prepaid expenses and other current assets	21.7	18.9
Total current assets	649.7	656.6
Property, plant and equipment, net	613.8	611.8
Operating lease assets	26.8	—
Deferred tax assets, net	15.5	35.9
Intangible assets, net	31.0	32.4
Goodwill	44.0	44.0
Other assets	41.3	38.6
Total	$1,422.1	$1,419.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$101.3	$121.4
Accrued salaries, wages and related expenses	30.4	40.1
Other accrued liabilities	47.2	44.0
Total current liabilities	178.9	205.5
Long-term portion of operating lease liabilities	26.0	—
Net liabilities of Salaried VEBA	32.6	32.4
Deferred tax liabilities	4.2	4.2
Long-term liabilities	63.2	66.4
Long-term debt	370.9	370.4
Total liabilities	675.8	678.9
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both June 30, 2019 and December 31, 2018; no shares were issued and outstanding at June 30, 2019 and December 31, 2018	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both June 30, 2019 and at December 31, 2018; 22,549,931 shares issued and 16,028,675 shares outstanding at June 30, 2019; 22,471,705 shares issued and 16,234,603 shares outstanding at December 31, 2018	0.2	0.2
Additional paid in capital	1,059.2	1,059.3
Retained earnings	177.3	150.2
Treasury stock, at cost, 6,521,256 shares at June 30, 2019 and 6,237,102 shares at December 31, 2018, respectively	(448.1)	(420.5)
Accumulated other comprehensive loss	(42.3)	(48.8)
Total stockholders' equity	746.3	740.4
Total	$1,422.1	$1,419.3

1 Please refer to the Company's Form 10-Q for the quarter ended June 30, 2019 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

	Quarterly
	2Q19	1Q19	4Q18	3Q18	2Q18

GAAP net income	$19.2	$28.0	$23.6	$21.7	$20.7
Interest expense	5.8	5.7	5.7	5.7	5.7
Other expense (income), net	0.1	(0.5)	1.2	(0.7)	0.5
Income tax provision	7.3	9.8	6.4	8.2	7.8
GAAP operating income	32.4	43.0	36.9	34.9	34.7
Mark-to-market loss [1]	1.5	2.4	3.0	2.9	5.5
Other operating NRR loss (gain) 2.3	1.5	(1.1)	3.2	(1.4)	3.5
Operating income, excluding operating NRR items	35.4	44.3	43.1	36.4	43.7
Depreciation and Amortization	12.1	11.9	11.5	11.0	10.9
Adjusted EBITDA [4]	$47.5	$56.2	$54.6	$47.4	$54.6

GAAP net income	$19.2	$28.0	$23.6	$21.7	$20.7
Operating NRR Items	3.0	1.3	6.2	1.5	9.0
Non-Operating NRR Items	1.6	1.7	1.6	1.5	1.5
Tax impact of above NRR Items	(1.1)	(0.7)	(1.7)	(0.8)	(2.8)
Adjusted net income	$22.7	$30.3	$29.7	$23.9	$28.4

GAAP earnings per diluted share [5]	$1.18	$1.71	$1.41	$1.29	$1.22
Adjusted earnings per diluted share [5]	$1.40	$1.85	$1.77	$1.43	$1.68

[1] Mark-to market loss on derivative instruments represents the reversal of mark-to-market gain on hedges entered into prior to the adoption of ASU 2017-12 and settled in 2019 and 2018. Operating income excluding non-run-rate items reflect the realized (gain) loss of such settlements.

2 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[3] Other operating NRR items primarily represent the impact of non-cash net periodic benefit (income) cost related to the Salaried VEBA, adjustments to plant-level LIFO, lower of cost or market, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Diluted shares for EPS are calculated using the treasury stock method.